Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE: April 26, 2002

FROM:	FOR:
Padilla Speer Beardsley, Inc.	Paper Warehouse, Inc
1101 West River Parkway	7630 Excelsior Boulevard
Minneapolis, MN 55415	Minneapolis, MN 55426

John Mackay (612) 455-1741	Cheryl Newell or Diana Purcel
(952) 936-1000

PAPER WAREHOUSE, INC., COMPLETES SALE OF 13 SEATTLE STORES

TO PARTY CITY

MINNEAPOLIS, April 26 — Paper Warehouse, Inc., (Nasdaq: PWHS) announced today that it has completed the sale of 13 stores located in Seattle, Washington to Party City Corporation (Nasdaq: PCTY).  Financial terms of the transaction were not disclosed.

“We are pleased to complete this transaction so expeditiously,” said Yale Dolginow, president and chief executive officer of Paper Warehouse.  “The proceeds from the sale will be used to reduce indebtedness and will have a positive impact our financial condition.  In addition, we expect greater efficiency out of our remaining 141 stores without Seattle, which was an outlying market for us.  As I’ve said before, we have no plans to exit any other markets, and as we go forward we are excited about the prospects for both our company-owned and franchised stores.”

Paper Warehouse specializes in party supplies and paper goods and operates under the names Paper Warehouse, Party Universe, and www.PartySmart.com.  PartySmart.com can be accessed at http://www.PartySmart.com/.  Paper Warehouse stores offer an extensive assortment

Paper Warehouse, Inc.

April 25, 2002

of special occasion, seasonal and everyday party and entertainment supplies, including paper supplies, gift wrap, greeting cards and catering supplies at everyday low prices.  As of April 26, 2002, the company had 141 retail locations (87 company-owned stores and 54 franchise stores) conveniently located in major retail trade areas to provide customers with easy access to its stores.  The company’s headquarters is in Minneapolis.

Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated.  Such factors are described from time to time in the company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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